CPS Technologies Corporation
Grant Bennett, President
111 South Worcester Street
Norton, MA 02766
Telephone: 508-222-0614
Web Site: www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES THIRD QUARTER 2008 RESULTS

Norton, Massachusetts. November 10, 2008. CPS Technologies Corporation (CPS) (OTC Bulletin Board: CPSH) today announced revenue of $3.6 million and net income of $165 thousand or $0.01 per basic and diluted common share for the fiscal quarter ended September 27, 2008. This compares with revenue of $3.1 million and net income of $225 thousand, or $0.02 per basic and diluted common share for the same period a year ago.

Revenues for the first nine months of 2008 were up 23% compared to the same period a year ago; revenues in Q3 2008 were up 16% compared to the same period a year ago. Demand was higher across all product lines except for baseplates used in cellular telephone basestations which as previously reported are moving towards the end of their product life cycle. We continued to achieve design wins in Q3 2008 for future products, including design wins for hybrid automotive applications.

Although we are very pleased with the revenue growth year to date, in Q3 2008 many of our customers, citing the world-wide financial crisis, began to stretch out delivery schedules and reduce their short-term forecasts. As a result revenues declined sequentially from Q2 to Q3 2008. Although net income for the first nine months of 2008 is up 64% compared to the same period a year ago, net income for Q3 2008 declined 31% compared to Q3 2007. This decline is a result of the higher level of employment put in place to support the higher revenue rate achieved in the first nine months of 2008, as well as changes in product mix.

Our customers report considerable uncertainty regarding near-term demand as a result of the world-wide financial crisis and that uncertainty is reflected in their schedules to us. No orders have been cancelled, but almost all delivery schedules have been stretched out, or in a few cases, suspended. We are carefully controlling expenses and our cash position at quarter end is strong.

Longer term, high energy prices and concerns about the environment suggest that demand will be strong for mass transit, hybrid and electric cars, alternative means of electricity generation such as wind turbines, and increased use of the internet for telecommuting. Our products are used in all these applications, and are enabling in many of these applications. For example, the first hybrid automobile using CPS AlSiC baseplates for its motor controller is currently scheduled to go on sale in Q2 2009.

In Q3 2008 CPS signed a Cooperative Agreement with the U.S. Army`s Army Research Laboratory for the further development of CPS HybridTechTM armor tiles which are made using the same proprietary process technology we use to produce electronic components. Work under this Cooperative Agreement is well underway.

CPS serves a portfolio of end markets with advanced material solutions, the most significant solution being metal matrix composites (MMCs). CPS has a proprietary, leading position in MMCs today, primarily providing electronics OEMs with thermal management components to increase performance and reliability.

This release may contain forward-looking statements as that term is defined in the Private Securities Reform Act of 1995. Various factors could cause actual results to differ materially from those projected in such statements.
CPS TECHNOLOGIES CORPORATION
(OTC Bulletin Board: CPSH)

	Quarters Ended
	September 27,	September 29,
	2008	2007

Revenues	$3,580,350	$3,082,329

Net Income	$165,268	$224,938

Basic earnings per basic share	$0.01	$0.02

Weighted average basic shares	12,621,003	12,546,959

Diluted earnings per diluted share	$0.01	$0.02

Weighted average diluted shares	13,265,264	13,344,888

	Nine-month Periods Ended
	September 27,	September 29,
	2008	2007

Revenues	$11,468,175	$9,289,724

Net Income	$1,154,770	$696,767

Basic earnings per basic share	$0.09	$0.06

Weighted average basic shares	12,578,490	12,539,999

Diluted earnings per diluted share	$0.09	$0.05

Weighted average diluted shares	13,252,628	13,297,247